Exhibit 5.1

[F.N.B. CORPORATION LETTERHEAD]

August 30, 2016

FNB Financial Services, LP

103 Foulk Road, Suite 202

Wilmington, Delaware 19803

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

Ladies and Gentlemen:

I am Chief Legal Counsel of F.N.B. Corporation, a Pennsylvania corporation (“Parent”), and in that capacity have acted as counsel to Parent and FNB Financial Services, LP (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, File Nos. 333-207190 and 333-207190-01 (as so amended, the “Registration Statement”), filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the issuance and sale by the Company of up to $500,000,000 aggregate principal amount of (i) Nonnegotiable Subordinated Term Notes, Series 2015 (the “Term Notes”), (ii) Nonnegotiable Subordinated Daily Notes, Series 2015 (the “Daily Notes”) and (iii) Nonnegotiable Subordinated Special Daily Notes, Series 2015 (the “Special Daily Notes”) (the Term Notes, the Daily Notes and the Special Daily Notes are collectively referred to herein as the “Notes”) under an Indenture, dated as of August 19, 2005, by and among the Company, as Issuer, the Parent, as Guarantor, and The Bank of New York Mellon (as successor to J.P. Morgan Trust Company, National Association), as Trustee (the “Trustee”) (as amended or supplemented from time to time, the “Indenture”). Pursuant to a Guaranty dated as of August 19, 2005 (the “Guaranty”), the Parent has fully and unconditionally guaranteed the Company’s obligations under the Notes.

In connection with the foregoing, I have examined: (i) the Registration Statement, including the exhibits thereto, (ii) the Certificate of Limited Partnership of the Company, dated as of December 3, 2004, (iii) the Agreement of Limited Partnership of FNB Financial Services, LP, dated as of December 3, 2004, (iv) the Articles of Incorporation of F.N.B. Corporation, effective as of August 30, 2016, (iii) the By-laws of F.N.B. Corporation, effective as of August 30, 2016, (iv) the Indenture, (v) the General Partner Certificate setting forth the terms of the Term Notes, the Daily Notes and the Special Daily Notes, (vi) the Guaranty, (vii) the forms of the Term Notes, Daily Notes and Special Daily Notes, (viii) certain resolutions of the Board of Directors of the Corporation, and (ix) such other records and documents as I have considered relevant, necessary or appropriate for purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of the Company or the Parent), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the original of such copies.

Upon the basis of the foregoing, I am of the opinion that:

1. The Notes have been validly authorized by the Company and, upon issuance and delivery of the Notes and receipt by the Company of all lawful consideration therefor in accordance with the terms of the Registration Statement, the prospectus contained therein and any applicable prospectus supplement, are valid and binding obligations of the Company.

2. The Guaranty has been duly authorized by the Parent and constitutes a legal, valid and binding obligation of the Parent.

The foregoing opinions may be limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally, (ii) general principles of equity, and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing.

The foregoing opinions are limited to the laws of State of Delaware, the laws of the Commonwealth of Pennsylvania and the federal laws of the United States. This opinion speaks as of today’s date and is limited to statutes, regulations and judicial interpretations in force as of today’s date.

I consent to the use of my name in the Registration Statement under the caption “Legal Matters” in the prospectus which constitutes part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James G. Orie

James G. Orie
Chief Legal Counsel